Exhibit 10.1

Woodward Governor Company 1000 East Drake Road P.O. Box 1519 Fort Collins, CO 80522-1519 USA Tel: 970-482-5811 Fax: 970-498-3058

Date:	February 10, 2011

To:	Jim Rudolph

From:	Tom Gendron
Chairman of the Board and Chief Executive Officer

Subject:	Job Offer: President, Industrial Turbomachinery Systems
Dear Jim,
We are pleased to present to you the following details of your job offer, subject to your acceptance:
POSITION:
•	Your new position will be President, Industrial Turbomachinery Systems, and would be effective February 14, 2011.
•	Your new position is classified as a grade 8 (you are currently in a grade 7) on the Executive Compensation Structure, and will be used as the basis for determining your variable pay.
•	The Compensation Committee of the Board of Directors reviewed the Hewitt total compensation data and approved our recommendations to make this offer.
•	In addition, upon your acceptance of this offer, the Board of Directors has indicated that it will approve your status as an Executive Officer.
•	You will continue to be based in the Fort Collins, Colorado facility and report directly to me.
COMPENSATION:
•	Effective with the pay period beginning February 19, 2011, your base salary will be $9,038.46 bi-weekly, or $235,000 annually. This represents a promotional base pay increase of 17.5%.
•	You will continue to participate in the Management Incentive Plan (MIP). Your annual incentive pay target will move from 45% to 60% of base pay. This represents a cash target bonus of $141,000. For FY11, the percentage and base pay amounts used to calculate any MIP bonus will be based on the number of pay periods worked prior to and after your promotion. This is consistent with our MIP Administrative Guidelines.
•	You will continue to qualify for stock options. The granting of stock options is not a guarantee, and is subject to approval by the Compensation Committee of the Board of Directors.

•	You will continue to participate in the Woodward Long Term Incentive Plan (LTIP). Beginning with the performance cycle starting in FY12, your cash LTIP target will increase from 25% to 35%. At your new base pay of $235,000, this would represent a cash target bonus of $82,250.
•	You will be eligible for a salary review in October 2011.
Please contact me should you have any questions. Jim, we are looking forward to your leadership abilities in establishing and running the Industrial Turbomachinery Systems Business Group. In your new position, you will continue to play a key role on the Executive Staff and will have significant impact on our ability to meet our Vision 2015, goals and strategies.
If you accept this job offer and promotion on the terms and conditions set forth in this letter, please sign below and return the original of this letter to my attention.
Sincerely,
Tom Gendron

/s/ Tom Gendron Tom Gendron	2/10/2011

/s/ James D. Rudolph James D. Rudolph	2/10/2011 Date

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